EXHIBIT 9(III) UNDER FORM N-1A
                                    EXHIBIT 10 UNDER ITEM 601/REG. S-K

                         SHAREHOLDER SERVICES AGREEMENT


     AGREEMENT made as of the 1ST DAY OF               , 1995, by and between FT
                                         --------------
FUNDS, a Massahcusets business trust, having its principal office and place of business at Federated Investors Tower, Pittsburgh, PA 15222-3779 (the "Trust"), on behalf of the portfolios (individually referred to herein as a "Fund" and collectively as "Funds") of the Trust set forth in Schedule A hereto, and Fiduiciary International, Inc., (hereinafter "Fiduciary") a registered investment adviser having its principal office and place of business in New York

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), with authorized and issued Shares of common stock ("Shares"); and

     WHEREAS, the Trust wishes to retain Fiduciary to provide certain shareholder services for each of the portfolios of the Trust, including any classes of Shares issued by any Fund ("Classes"), on whose behalf the Trust executes an exhibit to this Agreement and the Fiduciary is willing to furnish such services;

     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION ONE:  SHAREHOLDER SERVICES

Article 1.  Appointment.

     The Trust hereby appoints Fiduciary to provide certain shareholder services to the Funds for the period and on the terms set forth in this Agreement.


Fiduciary accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Article 3.

Article 2.  Services and Duties.

     Subject to the supervision and control of the Trust's Board of Trustees, Fiduciary will assist the Trust, the Funds, and/or the Classes with regard to shareholder services and in connection therewith undertakes to do the following specific services:

     A.Establishing new accounts;

     B.Processing transactions including purchases, redemptions, and exchanges;

     C.Maintaining files, i.e., processing change of addresses, adding/changing wiring instructions or systematic investment/withdrawal plans;

     D.Reviewing the activity in applicable accounts;

     E.Providing training and supervision of its personnel;

     F.Maintaining and distributing current copies of prospectuses and shareholder reports to current shareholders;

     G.Serving as liaison between Fiduciary, Transfer Agent (or Sub-Transfer
       Agent), Portfolio Recordkeepers and Legal Counsel in connection with shareholder matters;

     H.Responding to customers' questions about the Funds and/or Classes;
                                       2



     I.Maintaining files of shareholder inquiries and correspondence;

     J.Verifying shareholder signatures in conjunction with redemptions or changes in account classifications; and

     K.Surveying shareholders for information concerning satisfaction with mutual fund products and services.

     Nothing contained herein shall be construed to authorize Fiduciary to act as Transfer Agent of the Funds and/or Classes (it being understood that Federated Services Company or its designee provides such services) or to perform any services hereunder primarily intended to result in the sale of shares of the Trust, the Funds or the Classes.




Article 3.  Compensation and Allocation of Expenses.

     A.Each Fund will compensate Fiduciary for its services rendered pursuant to Section One of this Agreement in accordance with the fees set forth on Fee Schedule B, annexed hereto and incorporated herein. No Fund will bear out-of-pocket expenses of the Fiduciary.

     B.The fee for the period from the effective date of application of this
       Agreement with respect to a Fund or a Class to the end of the initial month shall be prorated according to the proportion that such period bears to the full month period. Upon any termination of this Agreement
                                       3


       before the end of any month, the fee for such period shall be prorated according to the proportion which such period bears to the full month period. For purposes of determining fees payable to Fiduciary, the value of a Fund's net assets shall be computed at the time and in the manner specified in each Fund's Prospectus.

     C.Fiduciary in its sole discretion may from time to time employ or associate with itself such person or persons as Fiduciary may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Fiduciary and the Trust. The compensation of such person or persons shall be paid by Fiduciary and no obligation shall be incurred on behalf of the Trust, the Funds, or the Classes in such respect.

     D.Assignment. This Agreement and the rights and duties hereunder shall not be assignable with respect to the Trust without the prior written consent of the other party.


Article 4.  Representations and Warranties.

     A.Representations and Warranties of Fiduciary

     Fiduciary represents and warrants to the Trust that:

     (1) It is a registered investment adviser duly organized and existing and in good standing under applicable law.

                                       4


     (2)   It is duly qualified to carry on its business in the State of New
       York.

     (3) It is empowered under applicable laws and by its Declaration of Trust and by-laws to enter into and perform this Agreement.

     (4) All corporate proceedings required by its Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

     (5) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     (6) It will comply with all applicable federal banking and securities law in connection with the services provided hereunder, including registration as a transfer or service agent, if required.

     B.Representations and Warranties of the Trust

     The Trust represents and warrants to Fiduciary that:

     (1) It is a Trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.


     (2) It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

                                       5


     (3) All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

     (4) It is an open-end investment company registered under the Investment Company Act of 1940.



     (5) A registration statement under the Securities Act of 1933 is effective with respect to the Funds and Classes as set forth on schedule A, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.

Article 5.  Standard of Care/Indemnification.

     A.Standard of Care

     Fiduciary shall be held to a standard of reasonable care in carrying out the provisions of this Agreement; provided, however that Fiduciary shall be held to any higher standard of care which would be imposed upon Fiduciary by any applicable law or regulation even though such stated standard of care was not part of this Agreement.

     B.Indemnification by the Trust

     Fiduciary shall not be responsible for and the Trust shall indemnify and hold Fiduciary harmless against any and all losses, damages, costs,
                                       6


     charges, counsel fees, payments, expenses and liability arising out of or attributable to: (1) The Trust refusal or failure to comply with the terms of this

     Agreement, or which arise out of the Trust lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trust hereunder; or (2) The offer or sale of Shares in violation of any requirement under the federal securities law or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or in any state with
     respect to the offer or sale of such Shares in such state.   Provided,
     however, that Fiduciary shall not be protected by this Article 5.B. from liability for any act or omission resulting from Fiduciary's lack of good faith, negligence, willful misconduct, or failure to meet the standard of care set forth in Article 5.A., above, or for violations of federal or state securities law arising out of or attributable to conduct or activity of Fiduciary.



     C.Indemnification by Fiduciary

     Fiduciary shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by Fiduciary as a result of Fiduciary's lack of good faith, negligence, willful misconduct, or failure to meet the standard of care set forth in Article 5.A above.
                                       7



     D.Notification

     In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6.  Termination of Agreement.

     This Agreement may be terminated by either party upon sixty (60) days written notice to the other.

Article 7.  Limitations of Liability

     A.Limitations of Liability of Trustees, Officers, Employees, Agents and
       Shareholders of the Trust.

     Fiduciary is expressly put on notice of the limitation of liability as set forth in the Trust's Declaration of Trust and agrees that the obligations asumed to be the Trust's pursuant to this agreement shall be limited in any case to the Trust and its assets and that Fiduciary shall not seek satisfaction of any such

                                       8


obligations from Trustees, Officers, Employees, Agents or Shareholders of the Trust.


Article 8.  Amendment.

     This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

Article 9.  Interpretive and Additional Provisions.

     In connection with the operation of this Agreement, Fiduciary and the Trust may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable Federal or state regulations or any provision of the Trust's Declaration of Trust. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Article 10.  Miscellaneous.

     A.Pennsylvania Law to Apply

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Pennsylvania.
                                       9



Article 11.  Notices.

     Except as otherwise specifically provided herein, Notices and other writings delivered or mailed postage prepaid to the Trust at Federated Investors Tower, Pittsburgh, Pennsylvania, 15222-3779, or to Fiduciary at Two World Trade Center, New York, NY 10048-0772, or to such other address as the Trust or Fiduciary may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.



Article 12.  Counterparts.

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

Article 13.  Merger of Agreement.

     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                                       10


ATTEST:                          FT FUNDS


                                             By:
                    Secretary
Vice President

ATTEST:                          FIDUCIARY INTERNATIONAL, INC.


                                        By:
                    Secretary                                               Vice
President


                                   Schedule A

                         Shareholder Services Agreement

                                    between

                                    FT FUNDS

                                      and

                         FIDUCIARY INTERNATIONAL, INC.



                                       11



     FT FUNDS (the "Trust") consists of the following portfolios and classes:

          Name

FT GLOBAL BOND FUND
FT INTERNATIONAL EQUITY FUND
FT INTERNATIONAL BOND FUND
FT SMALL CAP EQUITY FUND





                                   Schedule B

                         Shareholder Services Agreement

                                    between

                                    FT FUNDS

                                      and

                         FIDUCIARY INTERNATIONAL, INC.



                     Compensation for Shareholder Services
                                       12




For the services described in this Agreement, each Fund or class shall pay the
Fiduciary an annual fee of        of 1% of its average daily net assets.  The
Fiduciary may voluntarily waive all or a portion of its fee at any time without notice.